Exhibit 23.1

KWCO, PC
Certified Public Accountants

1931 East 37th Street, Suite 7 Odessa, Texas 79762 (432) 363-0067 Fax (432) 363-0376	5202 Creekland Circle Spring, Texas 77389 (432) 363-0067 Fax (432) 363-0376

October 19, 2017
We have audited the balance sheet of AMMO, Inc. as of December 31, 2016, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period October 13, 2016 (Inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We consent to the incorporation by reference in the Registration Statement (Form S-8) filed with the Securities and Exchange Commission pertaining to our report dated February 3, 2017 relating to the audited financial statements of AMMO, Inc. for the years ended December 31, 2016.
Very Truly Yours,
/s/ KWCO, PC

Odessa, Texas
October 19, 2017